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                                                                   EXHIBIT 10.52

Jean-Louis Dasseux, Ph.D.                                       December 9, 1998
777 Sherwood Hills Dr.
Bloomington, IN 47401

Dear Jean-Louis:

On behalf of Esperion Therapeutics, Inc. (hereinafter, "The Company"), I am very pleased to offer you a position in the Company as Senior Director of Chemistry. The following represents a series of proposed terms:

     1.  The position is Senior Director of Chemistry.

     2. Within the first year of employment, consideration will be given as to the appropriateness of promotion to Vice-President of Chemistry.

     3. Cash compensation will consist of a base salary of $140,000 per year plus a bonus of up to 20% of the base salary. The magnitude of the bonus, if any, will be determined by the Company's Board of Directors, based upon achievement of a series of mutually agreed upon performance milestones. A proposed series of milestones will be developed between you and the CEO.

     4. A benefits package will be provided to you, which is equivalent to that offered to any other member of the senior management team of the Company, including health benefits. The details of the benefits package will be worked out between you, other members of the management team, and the Company's Board of Directors.

     5. A performance review will be conducted on an annual basis, which will include a determination of potential adjustment of base salary, along with bonus. Also to be considered by the Board of Directors on an annual basis will be the grant of incentive stock options, in recognition of your performance for the preceding year.

     6. You will be granted options to purchase 50,000 shares of the Company's common stock, exercisable at a price per share equivalent to the fair market value of common stock (i.e. $0.15 per share). These options will vest quarterly over a four-year period of time from the date of issuance, and be exercisable for 4 years.

     7. In the event that your employment with the Company is terminated by the Company for reasons other than cause, you will be provided a severance package of 6 months salary, with continuation of benefits during this period, and the Company will provide accelerated vesting such that 25% of the aggregate of your as yet unvested options will immediately vest. In the event that you become disabled with a catastrophic illness, or decease while a full-time employee of the Company, you will receive the same continuation of salary and benefits for your family, along with accelerated vesting of the 25% of the aggregate of your yet unvested options. If you terminate your employment with the Company voluntarily, you will forfeit the severance package, as well as any of your unvested stock, or stock options. With respect to any vested options, in the event that you voluntarily terminate your employment with the Company, you will have 90 days to exercise these

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         options, or otherwise they will be forfeited.

     8. You will be asked to execute a standard confidentiality agreement, as well as a standard patent assignment agreement. You will also agree that in the event that you sever your relationship with the Company, for a period of 12 months, you will not engage in professional activity which will be directly competitive with the business of the Company (HDL and reverse cholesterol transport drug discovery and development to the extent of specific chemical series that you will be working on). In the event of involuntary termination for other than cause, your non-compete obligation will be waived.

If the terms of this proposal are acceptable, please so indicate by executing on the line provided below, and fax as well as mail (an original copy) to the Company. Please respond to this proposal within two weeks from the date of this offer. After this date (i.e. after 12/23/98), this offer may be withdrawn at the discretion of the Company. I look forward to working with you.


                                   Sincerely,

                                   /s/ Roger S. Newton

                                   Roger S. Newton
                                   President and CEO


Cc: Esperion Therapeutics, Inc. Board Members, Laura Coruzzi, Esq., and Ann Gisolfi, Esq.



ACCEPTED AND AGREED TO:


/s/ Jean-Louis Dasseux     December 9, 1998
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Jean-Louis Dasseux, Ph.D.              Date